Exhibit 99.1

Genworth Mourns the Death of Board Member James Parke

Richmond, VA (February 22, 2018) – Genworth Financial, Inc. (NYSE: GNW) is mourning the death of its longest serving director, James A. Parke, who passed away on February 21, 2018, after a long illness. He was formerly Vice Chairman and Chief Financial Officer of GE Capital Services and Senior Vice President of General Electric Company (“GE”), and became a member of the Genworth Board of Directors upon Genworth’s spinoff from GE in May 2004.

“We are deeply saddened by Jim’s passing,” said James S. Riepe, Genworth non-executive chairman of the board. “As the only GE director retained after GE completed its sale of Genworth, Jim brought to the board an understanding of the business that was very helpful to us all, and was a strong and engaged Chair of our Audit Committee. He was a good partner, extremely loyal to Genworth and we will miss him. Our hearts go out to his wife, Marilyn, and his family and friends.”

Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at GE in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. From 1981 to 1989, he held various management positions in several GE businesses.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

For further information:

Julie Westermann

804.662.2423

julie.westermann@genworth.com